                                                                       EXHIBIT B

                         TRANSACTIONS IN COMMON STOCK
                            WITHIN THE PAST 60 DAYS
                            -----------------------



                                                  Number of
                                                  Shares of        Average
   Reporting Person      Transaction    Date    Common Stock   Price Per Share       Total
   ----------------      -----------    ----    ------------   ---------------       -----
Jenkin Lloyd Jones          Gift      05/27/97         6,350        n/a               n/a
Florence Lloyd Jones
 Barnett                    Gift      05/27/97        50,000        n/a               n/a

Robert J. Swab              Sold*     07/07/97        33,700      $36.125        $1,217,412.50
Robert J. Swab              Sold*     07/08/97        11,300      $36.125        $  408,212.50

---------------
*Open market transactions.